Exhibit 7

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 10th day of May 2017 by and between Long Deng (“Buyer”) and Shunwah Gee (“Seller”).

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, 140,000 shares (the “Shares”) of iFresh Inc. (the“Company”) common stock.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Purchase and Closing

Section 1.01      Purchase.

a)	Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller (as defined below) the Shares for an aggregate purchase price of $1,250,000 (the “Aggregate Purchase Price”) pursuant to the terms herein. Simultaneous herewith, and as a condition hereto, the parties have entered into an escrow agreement (a form of which is attached hereto as Exhibit A, the “Escrow Agreement”), whereby Loeb & Loeb LLP (the “Escrow Agent”) shall serve as escrow agent to hold the Aggregate Purchase Price and certain ancillary documents as set forth herein and the Escrow Agreement. The Aggregate Purchase Price shall be paid as follows and released in accordance with the terms of the Escrow Agreement:

(i)        As of the date hereof, (a) the Buyer has deposited with the Escrow Agent $700,000 (the “Initial Payment”), and (b) the Seller has deposited a stock power relating to 28,000 shares (the “First Stock Power”), a stock power relating to 8,000 shares (the “Second Stock Power”), a stock power relating to 8,000 shares (the “Third Stock Power”), a stock power relating to 96,000 shares (the “Fourth Stock Power”), and a separation agreement in the form attached hereto as Exhibit B (the “Separation Agreement”). Per the terms of the Escrow Agreement, the Escrow Agent shall forward the Initial Payment to the Seller and deliver the Initial Stock Power to the Buyer within 48 hours after the date this Agreement.

(ii)       On or prior to the one month anniversary of the date of this Agreement, the Buyer shall have deposited $200,000 (the “Second Payment”) in escrow with the Escrow Agent.

1

(iii)       On or prior to the two month anniversary of the date of this Agreement, the Buyer shall have deposited an additional $200,000 (the “Third Payment”) in escrow with the Escrow Agent.

(iv)      On or prior to the three month anniversary of the date of this Agreement, the Buyer shall have deposited an additional $150,000 (the “Fourth Payment”) in escrow with the Escrow Agent.

b)	In the event that the Buyer does not make the deposits specified in Sections 1.01(i-iv), this Agreement shall be automatically terminated with no further action required by the Seller. Upon such termination, Seller shall keep the any of the Aggregate Purchase Price he has already received, and the Buyer shall be entitled to keep all Shares transferred to it pursuant to the Stock Powers delivered to the Buyer, and the Escrow Agent shall immediately return any remaining Stock Powers to the Buyer in accordance with the terms of the Escrow Agreement.

Section 1.02      Conditions. It shall be a condition to the obligation of Buyer on the one hand and Seller on the other hand to consummate the transfer of the Shares and payment of the Aggregate Purchase Price contemplated hereunder that the other party’s representations and warranties are true and correct at the Closing with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

ARTICLE II

Representations and Warranties of the Seller

Seller hereby represents and warrants to Buyer on the date hereof and as of the Closing that:

Section 2.01      Sophisticated Seller. Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

Section 2.02      Independent Investigation. Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer other than as set forth in this Agreement. Seller has had access to all of the filings made by the Company with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

Section 2.03      No Legal Advice from Buyer. Seller acknowledges it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel, investment and tax advisors. Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

2

Section 2.04      Ownership of Shares. Seller is the legal and beneficial owner of the Shares and will transfer to Buyer at the Closing good and marketable title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever. The Shares are held in book entry form with the Company’s transfer agent.

Section 2.05      Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Seller.

ARTICLE III

Representations and Warranties of the Buyer

Buyer hereby represents and warrants to Seller on the date hereof and as of the Closing that:

Section 3.01      Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Seller. The Buyer acknowledges that he is able to protect its interests in connection with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in the Buyer’s financial condition. Buyer is the Chief Executive Officer of the Company and as such is familiar with business and operations of the Company.

Section 3.02      No Brokers. No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of Buyer that will be entitled to any fee or commission for which the Seller will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Company

The Company hereby represents and warrants to Buyer and Seller on the date hereof and as of the Closing that:

Section 4.01     Valid Issuance of Shares. The Shares that are being sold to the Buyer hereunder were duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer pursuant to applicable law and under this Agreement

Section 4.02     Shares. The Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that Company’s transfer agent shall issue stock certificates in the name of the Buyer as required pursuant to this Agreement. As restricted shares, the Shares bear appropriate restrictions and stop transfer instructions. In the event that this Agreement is terminated, the Company shall promptly authorize its transfer agent to convert such Shares into certificated form and return same to the Seller with appropriate restrictive legends.

3

ARTICLE V

Covenants

Section 5.01      No Transfer. Seller shall not incur any liens, claims, security interests, options, charges or any other encumbrances against the Shares prior to Closing or the termination of this Agreement and shall not convert such Shares into certificated form.

Section 5.02      Leave of Absence. Beginning on the date hereof, Seller agrees to take a leave of absence from his employment with the Company until the Closing or the termination of this Agreement, whichever is earlier. During the leave of absence, the Buyer shall not cause the Company, and the Company agrees not, to terminate the employment of, or reduce the salary paid to, the Seller.

ARTICLE VI

Acknowledgement; Waiver; Release

Section 6.01      Acknowledgement; Waiver. Seller (i) acknowledges that Buyer may possess or have access to material non-public information which has not been communicated to Seller; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Buyer or any of Buyer’s agents, affiliates, successors or assigns relating to any failure to disclose any non-public information in connection with the transactions contemplated by this Agreement, including without limitation, any such claims arising under the securities or other laws, rules and regulations, and (iii) is aware that Buyer is relying on the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

Section 6.02      Release. For good and valuable consideration, including without limitation the payments provided by Article I, Seller, for and on behalf of Seller and Seller’s former and current heirs, executors, administrators, agents, representatives, attorneys, family members, decedents, dependents, affiliates, successors and assigns, hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Buyer and the Company and their former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their current and former agents, employees, officers, directors, shareholders, members, trustees, heirs, joint venturers, attorneys, representatives, owners and servants, (collectively, the “Buyer Entities”) from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “Claims”), whether known or unknown, foreseen or unforeseen, that Seller ever had, now has or may have based upon any matter, cause, fact or thing occurring from the beginning of time up to and including the date Seller executes this Agreement. Seller has not filed any Claim, lawsuit or charge against any of the Buyer Entities.

4

For good and valuable consideration, Buyer, for and on behalf of Buyer’s former and current heirs, executors, administrators, agents, employees, representatives, attorneys, family members, decedents, dependents, affiliates, successors and assigns, hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Seller and his former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their current and former agents, employees, officers, directors, shareholders, members, trustees, heirs, joint venturers, attorneys, representatives, owners and servants (collectively, the “Seller Entities”), from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “ Buyer Claims”), whether known or unknown, foreseen or unforeseen, that Buyer ever had, now has or may have based upon any matter, cause, fact or thing occurring from the beginning of time up to and including the date Buyer executes this Agreement. Buyer has not filed any Buyer Claim, lawsuit or charge against any of the Seller Entities.

For good and valuable consideration, the Company, for and on behalf of the Company’s former and current heirs, executors, administrators, agents, employees, representatives, attorneys, family members, decedents, dependents, affiliates, successors and assigns, hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Seller Entities, from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “Company Claims”), whether known or unknown, foreseen or unforeseen, that the Company ever had, now has or may have based upon any matter, cause, fact or thing occurring from the beginning of time up to and including the date the Company executes this Agreement. The Company has not filed any Company Claim, lawsuit or charge against any of the Seller Entities.

Section 6.03      Non-Disparagement. During the time this Agreement remains in effect, the Buyer, the Seller and the Company each agree that such person will not make, or cause to be made, any disparaging, negative or adverse statements whatsoever, whether in public or private, and whether written, oral or otherwise, concerning any of the other persons signatory to this Agreement.

ARTICLE VII

Miscellaneous

Section 7.01      Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no further force and effect upon the earlier to occur: (i) termination by the written agreement of the parties to this Agreement, and (b) the day after the date on which the Buyer fails to make a payment pursuant to Section 1.01.

Section 7.02     Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

5

Section 7.03      Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall, to the fullest extent applicable, be brought and enforced first in the Southern District of New York, then to such other court in the State of New York as appropriate and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 7.04      Remedies Cumulative. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement. Accordingly, either party is entitled to an injunction prohibiting any conduct by the other party in violation of this Agreement, and such party shall not seek the posting of any bond in connection with such request for an injunction. . The prevailing party agrees to pay all costs and expenses, including reasonable attorneys’ and experts’ fees that such prevailing party may incur in connection with the enforcement of this Agreement.

Section 7.05      Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated

Section 7.06      Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The Company is a third party beneficiary of Article VI of this Agreement.

Section 7.07      Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

Section 7.08      Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

Section 7.09      Further Assurances. If at any time any of the parties hereto shall consider or be advised that any further documents or actions are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise the rights, title or interest in or to the Shares or under or otherwise pursuant to this Agreement, the parties hereto shall execute and deliver such further documents or take such actions and provide all reasonable assurances and to take and do all such other reasonable actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Shares or under or otherwise pursuant to this Agreement.

6

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

By:	/s/
Name:	Long Deng

By:	/s/
Name:	Shunwah Gee

Acknowledged and Agree as to
Articles IV and VI and Section 5.02

iFRESH INC.

By:	/s/
Name:
Title: